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Exhibit 3.11

                            CERTIFICATE OF AMENDMENT
                                       OF
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                                 CRDENTIA CORP.

                      _____________________________________

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                      _____________________________________



         Crdentia Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: that at a meeting of the Board of Directors of the Corporation, held on November 2, 2004, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designations, Preferences and Rights of Series C Preferred Stock of the Corporation, filed on August 31, 2004 (the "Certificate of Designations"), declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Section 1. of the existing Certificate of Designations, Preferences and Rights of Series C Preferred Stock be amended in its entirety to read as follows:

                  "Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Three Hundred Twenty-Five Thousand (325,000), $0.0001 par value. Such number may be increased or decreased by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible or exercisable into Series C Preferred Stock."

         SECOND: That said amendment was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and that further stockholder approval is not required pursuant to the authority granted to the Board of Directors by the existing Certificate of Designations.

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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly elected Chief Financial Officer this 16th day of March, 2005.

                                                     CRDENTIA CORP.


                                                     By: /S/ Pamela Atherton
                                                         ---------------------
                                                         Pamela Atherton
                                                         President